Exhibit 99.1

AGREEMENT OF JOINT FILING

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby consent to the joint filing on their behalf of a single Schedule 13D and any amendments thereto, with respect to the beneficial ownership by each of the undersigned of shares of common stock, par value $0.001 per share, of General Environmental Management, Inc., a Nevada corporation.

Dated as of September 15, 2008

CVC CALIFORNIA, LLC

By:	/s/ Cecilio M. Rodriguez
Name:	Cecilio M. Rodriguez
Title:	Chief Financial Officer

COMVEST CAPITAL, LLC

By:	/s/ Cecilio M. Rodriguez
Name:	Cecilio M. Rodriguez
Title:	Chief Financial Officer

COMVEST CAPITAL MANAGEMENT LLC

By:	/s/ Cecilio M. Rodriguez
Name:	Cecilio M. Rodriguez
Title:	Chief Executive Officer

COMVEST GROUP HOLDINGS LLC

By:	/s/ Cecilio M. Rodriguez
Name:	Cecilio M. Rodriguez
Title:	Treasurer

/s/ Michael S. Falk
Michael S. Falk, Individually